FOLEY & LARDNER
                                ATTORNEYS AT LAW

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EMAIL ADDRESS                                               CLIENT/MATTER NUMBER
mnolan@foleylaw.com                                                  086120/0295


                                December 21, 1999


WPS Resources Corporation
Wisconsin Public Service Corporation
700 North Adams Street
Green Bay, WI  54307

Ladies and Gentlemen:

          We have acted as counsel for WPS Resources Corporation, a Wisconsin corporation ("Resources") in connection with the preparation of a Form S-8 Registration Statement (the "Registration Statement") to be filed by Resources with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to 1,600,000 shares of the Common Stock, $1.00 par value per share of Resources (the "Common Stock") and attached stock purchase rights ("Rights") of which not exceeding 1,500,000 shares may be sold pursuant to the exercise of options granted or to be granted under the WPS Resources 1999 Stock Option Plan, and not exceeding 100,000 shares, may be sold pursuant to the exercise of options granted or to be granted under the WPS Resources 1999 Non-Employee Directors Stock Option Plan (collectively, the "Plans").

          We have examined: (a) the Plan; (b) the Registration Statement; (c) Articles of Incorporation and Bylaws, as amended to date for each of Resources and WPSC; (d) resolutions of the Board of Directors of Resources relating to the Plans; (e) resolution of the shareholders of Resources approving the WPS
Resources 1999 Stock Option Plan, (f) the Rights Agreement dated December 12, 1996 between Resources and Firstar Trust Company (the "Rights Agreement") and
(g) such other documents and records as we have deemed necessary to enable us to render this opinion.

          Based upon the foregoing, we are of the opinion that:

Foley & Lardner
WPS Resources Corporation
December 21, 1999
Page 2



          1. Resources is a corporation validly existing under the laws of the State of Wisconsin.

          2. The shares of Common Stock, when issued pursuant to the terms and conditions of the Plan, and as contemplated in the Registration Statement, will be validly issued fully paid and nonassessable, except with respect to wage claims of, or other debts owing to, employees of Resources for services performed, as provided in Section 180.0622(2)(b) of the Wisconsin Business Corporation Law.

          3. The Rights, attached to the Shares of Common Stock when issued pursuant to the terms of the Rights Agreement will be validly issued.

          We consent to the use of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not admit that we are "experts" within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of said Act.

                                        Very truly yours,


                                        /s/ Foley & Lardner

                                        FOLEY & LARDNER